Exhibit 23.4

FG Holdings Limited	January 6, 2026

Unit 1002, 10/F Tai Sang Bank Building

130-132 Des Voeux Road Central, Central

Hong Kong SAR

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Cover Page”, “Prospectus Summary”, “Risk Factors” and “Legal Matters” in the Company’s prospectus on Form F-1 (the “Prospectus”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of January 2026. We also consent to the filing with the SEC of this consent letter as an exhibit to the Prospectus.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,